                     Exhibit 99.1

JLL Income Property Trust
Sells Chicago West Loop Apartment Tower

Timely Disposition to Reinvest at Beginning of New Market Cycle

Chicago (October 10, 2024) – JLL Income Property Trust, an institutionally-managed daily NAV REIT (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX) with approximately $6.6 billion in portfolio equity and debt investments, announced the sale of 180 North Jefferson, a 28-story apartment community in downtown Chicago, IL as part of its long-term strategy of reinvesting capital at opportunistic points in the market cycle. 180 North Jefferson, located in Chicago’s West Loop neighborhood, includes 274 fully renovated apartment units – along with upgraded common area amenities.

“We recently completed a renovation of all 274 units and significantly upgraded the tenant amenities making it a good time to capture those value enhancements through this sale,” said Allan Swaringen, President and CEO of JLL Income Property Trust. “There remains strong institutional interest in higher quality multi-family properties and having completed our business plan for this investment over our nearly 8-year hold, this sale increases our available capital to reinvest in higher yielding properties that we believe will improve future cash flows and point forward returns. We have an attractive overweight to residential, today 42% of our portfolio. Harvesting this urban high-rise property frees up capital to pursue our strategic overweight to suburban, garden-style apartment communities in highly rated school districts – a proprietary, research-led investment theme that has guided our market selection more recently. Throughout our hold period, this investment maintained a high level of occupancy and generated significant net operating income for our fund.”

Swaringen further commented, “As active managers of our portfolio’s property sector weightings, since 2013 we have sold properties every year – in the aggregate approximately $1.1 billion in dispositions and 47 properties. To further validate our independent, appraisal-based valuation methodology – an institutional approach different from other NAV REIT offerings – all those arms-length dispositions closed at a price within 2% of the investments’ most recent third-party appraisal. This should give investors’ confidence in our daily NAV – which also does not include a premium for marking debt to market even though we have more than $2.3 billion in fixed or swapped-to-fixed below current market debt.

JLL Income Property Trust’s allocation to residential investments remains a significant overweight following this disposition. At $2.6 billion, with investments across 25 apartment communities and over 4,500 single family rental homes, residential investments comprise the largest percentage of JLL Income Property Trust’s $6.6 billion portfolio at 42%.

JLL Income Property Trust was represented by CBRE, Inc. in the transaction. “John Jaeger, Justin Puppi and Jason Zyck’s local knowledge of the Chicago market was key in helping to successfully market the property, and we thank them for their assistance,” said Swaringen.

For more information on JLL Income Property Trust, please visit our website at www.jllipt.com.

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About JLL Income Property Trust, Inc. (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX)
JLL Income Property Trust, Inc. is a daily NAV REIT that owns and manages a diversified portfolio of high quality, income-producing residential, industrial, grocery-anchored retail, healthcare and office properties located in the United States. JLL Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis. For more information, visit www.jllipt.com.

About LaSalle Investment Management | Investing Today. For Tomorrow.
LaSalle Investment Management is one of the world’s leading real estate investment managers. On a global basis, LaSalle manages US$84.8 billion of assets in private and public real estate equity and debt investments as of Q2 2024. LaSalle’s diverse client base includes public and private pension funds, insurance companies, governments, corporations, endowments and private individuals from across the globe. LaSalle sponsors a complete range of investment vehicles, including separate accounts, open- and closed-end funds, public securities and entity-level investments.

For more information, please visit www.lasalle.com, and LinkedIn.

Investing today. For tomorrow.

Forward Looking Statements and Future Results
This press release may contain forward-looking statements with respect to JLL Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, research, market analysis, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. Past performance is not indicative of future results and there can be no assurance that future dividends will be paid.

Contacts:

Alissa Schachter
LaSalle Investment Management
Telephone: +1 312 339 0625
Email: Alissa.schachter@lasalle.com

Doug Allen
Dukas Linden Public Relations
Telephone: +1 646 722 6530
Email: JLLIPT@DLPR.com